Exhibit 99.1

AmerInst Insurance Group, Ltd. Continental Building 25 Church Street PO Box HM 1601 Hamilton HM GX, BERMUDA Tel: (441) 295-6015 Fax: (441) 295-1702 www.amerinst.bm

November 28, 2022

Shareholders of AmerInst Insurance Group, Ltd.

Re:         Recent Developments and Outlook for AmerInst Insurance Group, Ltd.

Dear Fellow Shareholders:

We are writing to bring you up to date on the multiple challenges of the recent past and to outline our future goals for your Company.

As you are aware, the Company previously generated revenue from multiple sources. Since the Company’s founding, our Bermuda-based underwriting affiliate, AmerInst Insurance Company, Ltd. (AMIC) reinsured several insurance companies that underwrote Errors & Omissions insurance for accountants and other professionals. For the past decade, our U.S. affiliate, Protexure Insurance Agency, Inc., has also generated commission income by soliciting, underwriting and placing professional liability insurance with domestic insurance companies. In one capacity, Protexure functions as a broker that submits accounts to multiple insurers, which then underwrite individual policies. More significantly, Protexure also operates as a managing general agency (MGA) whereby insurers allow Protexure to issue insurance policies that meet certain criteria defined by those insurers. Until recently, AMIC reinsured 50% of the professional liability business placed by Protexure with an unrelated insurance company.

As we previously reported to you, in early 2020, that unrelated insurer identified several new large losses and sharply increased its corresponding case reserves. These large losses represented sudden and unpredictable deteriorations in loss experience for the years 2017, 2018 and 2019. We challenged the unrelated insurer’s rationale for such dramatic increases in these reserves and hired a consultant to analyze individual claims. At the end of this process, we still did not agree with the unrelated insurer’s reserves, which we considered excessive.

The unrelated insurer’s response in the latter part of 2020 was to order significant rate increases of up to 40% in certain jurisdictions and dramatic changes in certain underwriting rules and practices. It subsequently prohibited Protexure from underwriting business in seven states, some of which were responsible for significant portions of our revenue. In other words, in little more than a calendar quarter, the insurer shifted from fine tuning certain underwriting rates and practices to requiring significant, even unrealistic, rate increases coupled with a requirement to withdraw from multiple jurisdictions.

November 28, 2022

When it became clear that our differences of opinion with the unrelated insurance company created a gap too large to close, the parties reached the mutual decision to terminate their business relationships. The Company and the insurance company engaged in negotiations that ultimately concluded in commutation of the reinsurance agreement with AMIC and an orderly termination of the MGA arrangement with Protexure.

Shortly thereafter, the Company also negotiated commutation of the reinsurance relationship between AMIC and CAMICO, another underwriter of accountants’ professional liability insurance. The reinsurance relationship between CAMICO and AMIC had been in runoff for many years. Commutation of that relationship was on terms very favorable to AMIC and hence the Company.

Given that AMIC no longer functioned as a reinsurance company, the Company surrendered its Bermuda insurance license, as reported in our June 30, 2022 Form 10-Q.

With the commutation of AMIC’s reinsurance relationships, Protexure’s brokerage and MGA activities became the sole sources of prospective revenue for the Company. Protexure was conceived as an MGA acting on behalf of one or more specific insurance companies that could create greater shareholder benefits than serving merely as broker placing business in the open market. Accordingly, subsequent to termination of the relationship with the previous professional liability insurer, Protexure identified multiple candidates with which it could place business as an MGA.

Earlier this year, Protexure entered into an MGA arrangement with Illinois State Medical Inter Insurance Exchange (ISMIE). ISMIE is the largest medical malpractice underwriter in the State of Illinois. It has been expanding into other lines of professional liability insurance, and therefore represented a good fit with Protexure. Protexure began issuing ISMIE policies as of January 1, 2022, and, to the extent possible, has been transitioning business from open market placements into the new MGA arrangement with ISMIE. This approach provides income to Protexure and a streamlined and efficient underwriting process for all involved.

Looking forward, the Company’s goal is to enhance Protexure’s operations, increase its revenues, manage expenses, and possibly posture Protexure for sale. While it is not possible to predict whether or on what terms a sale of Protexure can be achieved, the proceeds from a sale would flow into the Company, which at that time would have no further business operations. The expectation of your Directors is that after a sale of Protexure, the Company would be liquidated with cash assets distributed to shareholders. Accordingly, the ongoing focus of your Board of Directors is to enhance shareholder value by emphasizing the growth of Protexure, making it saleable on optimal terms. If the Company is unable to sell Protexure on favorable terms, the Directors may need to explore less advantageous strategic alternatives.

November 28, 2022

We trust that this letter informs you of the challenges confronted by the Company, the actions taken by your Board of Directors to address those challenges, and our plans for the future. We will communicate further as warranted by the calendar and circumstances.

Sincerely,

Thomas B. Lillie, Chairman

Irvin Diamond

Jeffry I. Gillman

Jerome A. Harris

David R. Klunk

J. Paul Murphy

Vincent C. Pangia